Exhibit 99.1

Deckers Brands Announces $400 Million Stock Repurchase Authority

and Concludes Review of Potential Sale

GOLETA, Calif. – October 26, 2017 – Deckers Brands (NYSE: DECK), a global leader in designing, marketing and distributing innovative footwear, apparel and accessories, announced today that its Board of Directors has authorized a new $335 million stock repurchase program, in addition to the $65 million remaining under Deckers’ current authorization, for a total of $400 million. This represents approximately 20% of the current market capitalization. Deckers also today announced the completion of its review of a potential sale of the company. The Board remains open to considering strategic and financial alternatives as part of its ongoing efforts to enhance stockholder value but will not actively pursue a sale of the entire company at this time.

With the assistance of its advisors, Moelis & Company LLC and Wilson Sonsini Goodrich & Rosati, Professional Corporation, the Board of Directors undertook a thorough and wide-ranging process to consider potential interest in an acquisition of Deckers. As part of that process, Deckers and its advisors contacted 90 potential acquirers, including strategic and financial parties, both domestic and international, but this effort did not result in a transaction.

“Beginning in April, our Board of Directors conducted a comprehensive process to understand the level of interest in an acquisition of the company. Although we are no longer actively pursuing a sale of Deckers, we remain open to considering strategic alternatives that would drive stockholder value,” said John Gibbons, Chairman of the Board.

Mr. Gibbons added, “We are continuing to focus on the execution of Deckers’ long-term business optimization plan. We stand fully behind Deckers’ strategic plan, portfolio of iconic brands, ongoing cost improvement initiatives, and leadership team. The Board is focused on enhancing stockholder value and approaches that objective with an open mind. To that end, today we are announcing an increase in our total stock repurchase authorization to $400 million. This increased authorization is aligned with our long-range profit improvement plan. We expect to complete the full $400 million of repurchases by year-end fiscal 2020. Further, we are targeting completing approximately $100 million worth of repurchases prior to the end of March 2018. The strength of our balance sheet and our conviction in our future prospects makes this an appropriate time to repurchase stock and return capital to stockholders.”

As previously announced, Deckers is executing on a focused strategy to drive enhancements in its business through streamlining its cost structure. The company continues to aggressively move forward with its $100 million operating profit improvement plan: in fiscal year 2018, Deckers expects to improve profitability by over $20 million, and is targeting progressive improvements in profitability each year through fiscal year 2020. To achieve this, Deckers is taking a number of actions to improve its gross profit margins, as well as its corporate overhead expense structure.

Dave Powers, President and Chief Executive Officer, commented, “Our strategic initiatives position us well to achieve the operating profit targets established for fiscal 2018 and longer-term. We continue to focus on driving improvements in the business through streamlining our cost structure. Our aim is to repurchase stock while continuing to improve our operating profit, which simultaneously returns capital to stockholders and positions Deckers for long-term growth.”

The stock repurchases will be funded through domestic cash flows, and supplemented by modest incremental leverage.  The Board believes that the business can conservatively support a debt to EBITDA ratio of 1x, while also providing significant flexibility to support Deckers’ growth initiatives and seasonal working capital needs. The stock repurchase program will accelerate Deckers’ EPS growth while the $100 million operating profit improvement plan is implemented.

The timing of the purchases and the amount of stock repurchased will depend on market and business conditions, stock price, applicable legal requirements and other factors. Purchases may be affected through one or more open market transactions, transactions structured through investment banking institutions, or a combination of the foregoing. Deckers is not obligated under the program to acquire any particular amount of stock and can suspend or terminate the program at any time.

About Deckers Brands

Deckers Brands is a global leader in designing, marketing and distributing innovative footwear, apparel and accessories developed for both everyday casual lifestyle use and high performance activities. The Company’s portfolio of brands includes UGG®, Koolaburra®, HOKA ONE ONE®, Teva® and Sanuk®. Deckers Brands products are sold in more than 50 countries and territories through select department and specialty stores, Company-owned and operated retail stores, and select online stores, including Company-owned websites. Deckers Brands has a 40-year history of building niche footwear brands into lifestyle market leaders attracting millions of loyal consumers globally. For more information, please visit www.deckers.com.

Additional Information and Where to Find It

On October 19, 2017, Deckers Outdoor Corporation (“Deckers”) filed a revised preliminary proxy statement in connection with its 2017 Annual Meeting of Stockholders (the “Annual Meeting”). Prior to the Annual Meeting, Deckers will furnish a definitive proxy statement to its stockholders, together with a WHITE proxy card. STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Deckers’ stockholders is available in Decker’s revised preliminary proxy statement.

Stockholders may obtain, free of charge, Deckers’ revised preliminary proxy statement, any amendments or supplements thereto and other relevant documents filed by Deckers with the Securities and Exchange Commission (the “SEC”) in connection with the Annual Meeting at the SEC’s website (www.sec.gov). Copies of Deckers’ definitive proxy statement, any amendments and supplements thereto and any other relevant documents filed by Deckers with the SEC in connection with the Annual Meeting will also be available, free of charge, at Deckers’ website (www.deckers.com) or by writing to Investor Relations, Deckers Outdoor Corporation, 250 Coromar Drive, Goleta, CA 93117. In addition, copies of these materials may be requested, free of charge, from Deckers’ proxy solicitor by writing to Innisfree M&A Incorporated, 501 Madison Avenue, New York, NY 10022, or calling toll-free to (877) 750-0625.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws, which statements are subject to considerable risks and uncertainties. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements other than statements of historical fact contained in this press release, including statements regarding our cost savings initiatives and timing and other matters related to our stock repurchase plans. We have attempted to identify forward-looking statements by using words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or “would,” and similar expressions or the negative of these expressions.

Forward-looking statements represent our management’s current expectations and predictions about trends affecting our business and industry and are based on information available as of the time such statements are made. Although we do not make forward-looking statements unless we believe that we have a reasonable basis for doing so, we cannot guarantee their accuracy or completeness. Forward-looking statements involve numerous known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements predicted, assumed or implied by the forward-looking statements. Some of the risks and uncertainties that may cause our actual results to materially differ from those expressed or implied by these forward-looking statements are described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2017, as well as in our other filings with the Securities and Exchange Commission.

Except as required by applicable law or the listing rules of the New York Stock Exchange, we expressly disclaim any intent or obligation to update any forward-looking statements, or to update the reasons actual results could differ materially from those expressed or implied by these forward-looking statements, whether to conform.

Investor Contact:
Deckers Brands
Steve Fasching
VP, Strategy & Investor Relations
805.967.7611

or

Media Contact:
Joele Frank, Wilkinson Brimmer Katcher
Eric Brielmann / Amy Feng
415.869.3950